Exhibit 99.1

                                      NEWS RELEASE

Contact:	Mickey Foster Vice President Corporate and Investor Relations (732) 933-5140

FOR IMMEDIATE RELEASE

SHAREHOLDERS OF MILLENNIUM CHEMICALS ELECT DIRECTORS

-- Quarterly dividend declared –

Red Bank, New Jersey, May 23, 2003 -- Millennium Chemicals (NYSE-MCH) ("Millennium") held its annual meeting today, and the shareholders elected The Rt. Honorable Lord Kenneth Baker, Mr. Irvin F. Diamond and Mr. David J.P. Meachin as directors to serve until 2006. Shareholders also ratified the election of The Honorable Mary K. Bush and Mr. Daniel S. Van Riper as directors. Mr. Martin Taylor and Professor Martin D. Ginsburg retired today as directors.

William M. Landuyt, Chairman and CEO of Millennium, said, “I want to thank both Martin Taylor and Marty Ginsburg for their dedicated service and for the important contributions they have made in guiding Millennium over the past seven years. We will miss their wise counsel and thoughtful advice.”

Quarterly Dividend Declared

Millennium has declared a quarterly dividend of $0.135 per share. The dividend will be payable on June 30, 2003 to shareholders of record on June 11, 2003. The ex-dividend date will be June 9, 2003.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

  The second-largest producer of TiO2 in the world and a leading producer of titanium tetrachloride and other products,including zirconia, cadmium/selenium pigments and silica gel;
  The second-largest producer of acetic acid and vinyl acetate monomer in North America;
  A leading producer of fragrance chemicals; and,
  Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The aforementioned statements relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, production capacity, competitive products and prices and other risks and uncertainties detailed in the company’s Securities and Exchange Commission filings. In addition, the information presented here is intended to be accurate as of this date. Forward-looking information is intended to reflect the opinions as of this date; and, such information will not necessarily be updated by the Company.

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